Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 11, 2017 (August 21, 2017 as to the effects of the discontinued operations described in Notes A and N) related to the combined financial statements of Fidelity National Financial Ventures Operations as of and for the year ended December 31, 2016, contained in Registration Statement No. 333-217886 of Cannae Holdings, Inc. Form S-1 on Form S-4.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

November 21, 2017